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                                                                   EXHIBIT 10.17



                                                                  EXECUTION COPY



                    STRATEGIC MARKETING AND CONTENT AGREEMENT

        This STRATEGIC MARKETING AND CONTENT AGREEMENT (this "Agreement") is made as of the 31st day of August, 2000 (the "Effective Date") between America Online, Inc., a Delaware corporation with principal executive offices at 22000 AOL Way, Dulles, Virginia 20166 ("AOL"), and OmniSky Corporation, a Delaware corporation with principal executive offices at 1001 Elwell Court, Palo Alto, California 94303 ("OmniSky") (each a "Party," and collectively, the "Parties").

                                    RECITALS

               WHEREAS, AOL provides interactive services, Web content, Internet technologies and e-commerce services to its users, and OmniSky provides a comprehensive wireless service for users of handheld mobile devices;

               WHEREAS, AOL desires to make available certain of its interactive services, Web content (e.g., the AOL Content), Internet technologies and e-commerce services (e.g., the AOL Properties) to users of handheld mobile devices, and OmniSky desires to provide AOL with the facilities to make such services available through wireless services operated by OmniSky (e.g., the OmniSky Service and the Customized Service); and

               WHEREAS, AOL and OmniSky desire to set forth in this Agreement the terms and conditions under which they intend to work together to deliver AOL interactive services, Web content, Internet technologies and e-commerce services to users of handheld mobile devices through the OmniSky Service and the Customized Service.

               NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                    AGREEMENT

               1. DEFINITIONS. The following terms are used in this Agreement with the respective meanings set forth below:

               "ABOVE-THE-FOLD" means that portion of any page within the OmniSky UI or the Customized UI that Users view on a Device upon first presentation without having to scroll.

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               "AIM SERVICE" means the U.S. version of the AOL Instant
Messenger(TM) brand service.

               "AOL BRAND FEATURES" means the trademarks, service marks, logos and other distinctive brand features of AOL identified on Exhibit A hereto.

               "AOL COMPETITOR" means an entity offering one or more of the following: (i) online or Internet connectivity services (e.g., an online service or Internet service provider); (ii) an interactive site or service featuring a broad selection of aggregated third party interactive content (or navigation thereto) covering a broad range of subjects and targeted at a broad audience (e.g., a search and directory service or portal)and/or marketing a broad selection of products and/or services across numerous "vertical" interactive commerce categories (e.g., an online mall or multiple-category e-commerce site); or (iii) communications software capable of serving as the principal means through which a user creates, sends or receives electronic mail or real time online messages.

               "AOL CONTENT" means all data, information, and other content provided by AOL to Users, as designated by AOL in its sole discretion from time to time during the Term, including, but not limited to, data, information and other content provided to Users using AOL Properties or AOL Instant Messenger.

               "AOL LINKS" means the AOL-related URLs designated by AOL from time to time during the Term to which OmniSky provides hyperlinks on the OmniSky Service and/or the Customized Service under the terms of this Agreement which point to the AOL Software, the AOL Content and/or the AOL Properties, as applicable.

               "AOL MAIL" means AOL's proprietary email software application in object form only for the applicable wireless Devices, that is licensed to OmniSky pursuant to Section 3(a)(ii) hereof.

               "AOL MEMBER" means any authorized user of the AOL Property(s).

               "AOL INSTANT MESSENGER" means AOL's proprietary messaging software application in object form only for the applicable wireless Devices that is licensed to OmniSky pursuant to Section 3(a)(ii) hereof.

               "AOL NAMESPACE" means the AOL database of users of the AIM Service and their screen names, and the components, algorithms, and server complex used by AOL to implement and support the AIM Service.



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               "AOL PROPERTY" means any service, or site on the World Wide Web, maintained and/or operated by AOL and any functionality contained thereon (e.g., AIM Service, AOL Classic (as defined below), AOL.com).

               "AOL SOFTWARE" means AOL Mail, AOL Instant Messenger, ICQ Clients and/or any other AOL client software designated by AOL from time to time during the Term for use with the OmniSky Service and/or the Customized Service.

               "AOL SUBSCRIBER" means any person who is a subscriber of any AOL Property (e.g., the America Online brand service ("AOL CLASSIC"), AOLTV service, etc.).

               "AOL USER DATA" means all data provided to AOL by Users who register with AOL, including screen name and password, to the extent collected as part of, or necessary for, access to or use of AOL Properties or AOL Content.

               "BOUNTY" has the meaning set forth in Exhibit E attached hereto.

               "CHANNEL" means a screen within the OmniSky UI or the Customized UI that Users view by clicking on a link appearing on the top-level screen of the OmniSky UI or the Customized UI.

               "CO-BRANDED SERVICE" means an AOL-branded version of the OmniSky Service that, in connection with the Definitive Documentation, may be jointly developed by AOL and OmniSky .

               "CUSTOMIZED SERVICE" has the meaning set forth in Section 2(c) hereof.

               "CUSTOMIZED UI" has the meaning set forth in Section 2(c) hereof.

               "DEVICE" means any handheld mobile device (i) commercially supported by OmniSky that accesses the OmniSky Service at any point during the Term, (ii) that is designated by AOL for inclusion within this Agreement, and
(iii) to which AOL provides the corresponding AOL Software to OmniSky, where applicable, in accordance with the terms and conditions of this Agreement. As of the Effective Date, the Palm V and Palm Vx handheld mobile devices are designated as Devices.

               "ICQ CLIENTS" means AOL's proprietary Internet contact software tool for the applicable wireless Devices in object form only that is licensed to OmniSky pursuant to Section 3a(ii) hereof.



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               "ICQ NAMESPACE" means the ICQ database of users of the ICQ
Service and their screen names, and the components, algorithms, and server complex used by ICQ to implement and support the ICQ Service.

               "ICQ SERVICE" means the U.S. version of the ICQ(TM) brand service.

               "LAUNCH" means the date on which AOL Content and AOL Properties are first made commercially available to the public through the OmniSky Service and the Customized Service.

               "OMNISKY INSTALLER" means the software that installs the OmniSky Service and/or the Customized Service on any Device.

               "OMNISKY SERVICE" means the OmniSky-branded wireless services offered during the Term for use on Devices, which enables Users to access and navigate the Internet, send and receive e-mail messages and securely conduct e-commerce transactions; provided, that the OmniSky Service shall not include any customized service (in a manner substantially similar to the Customized Service), OmniSky's co-branded service provided in connection with its agreement existing on the Effective Date with Hewlett Packard, or private label versions of OmniSky's wireless service which may be developed from time to time in conjunction with third parties other than AOL.

               "OMNISKY SUBSCRIBER" means any person who is a subscriber of the OmniSky Service or the Customized Service.

               "OMNISKY UI" means the OmniSky-branded user interface designed for use with Devices, and any updates, upgrades, modifications, or successor programs thereto; provided that, the OmniSky UI shall not include any customized (in a manner substantially similar to the Customized UI), OmniSky's co-branded service provided in connection with its agreement existing on the Effective Date with Hewlett Packard, or private label versions of OmniSky's user interface which may be developed from time to time in conjunction with third parties other than AOL.

               "SUB-CHANNEL" means a screen within the OmniSky UI or the Customized UI that Users view by clicking on a link that appears on a Channel.

               "USER" means any authorized user of the OmniSky Service or the Customized Service.

               2. THE SERVICES.

               (a) COMMERCIAL LAUNCH. Subject to the satisfactory completion by each of AOL and OmniSky of the quality assurance procedures to be set forth by AOL in Exhibit H,



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AOL and OmniSky shall each use their commercially reasonable efforts to complete the Launch on or about March 1, 2001, but in no event later than June 1, 2001.

               (b) OMNISKY SERVICE. No fewer than sixty (60)days prior to the Launch, subject to the terms and conditions of this Agreement, AOL shall provide OmniSky with the AOL Links. In connection with the Launch, OmniSky and AOL shall provide OmniSky Subscribers with the OmniSky UI that contains the features and functionality set forth on Exhibit C; the location and content of those portions of such OmniSky UI that contain such AOL Links, or any other AOL Content, shall be subject to AOL's prior written consent, which shall not be unreasonably withheld. OmniSky shall ensure that the AOL Links shall receive comparable placement, appearance, and prominence in connection with any changes to the OmniSky Service.

               (c) CUSTOMIZED SERVICE. On and after the Launch, throughout the Term, OmniSky shall provide all users of the OmniSky Installer with the option (the "Customization Option") through a splash screen (the form and content of which shall be determined by AOL in its sole discretion, subject to technical limitations) (the "SPLASH SCREEN") to employ a user interface for the OmniSky Service that has been customized by OmniSky for AOL (the "Customized UI"). The software and functionality necessary for the Customization Option shall be contained on the OmniSky Installer shipped on or after the Launch, throughout the Term. In addition, on and after the Launch, throughout the Term, OmniSky will provide and promote on its website a downloadable software update that contains the software and functionality necessary to provide Users with the Customization Option. On and after the Launch, throughout the Term, OmniSky will also provide the software updates referred to in the preceding sentence to AOL, at no cost to AOL, for distribution by AOL, in its sole discretion, through the AOL Properties. The Customized UI shall incorporate the features and functionalities set forth on Exhibit D and shall be developed by OmniSky (the "Customized Service"), subject to AOL's prior written consent. Without limiting the foregoing, any material changes to the Customized UI (including, without limitation, any changes to the number, placement, or prominence of the primary links, features and/or functionalities) shall be subject to AOL's prior written consent. OmniSky shall perform all development work necessary in connection with such software update(s), Customized Service and Customized UI at no cost whatsoever to AOL, and AOL shall reasonably cooperate with OmniSky in connection therewith. Without limiting the foregoing, Omnisky shall ensure that no splash screens, solicitations or offers for third party customized services shall appear on the OmniSky Installer until and unless such user has first affirmatively opted out of receiving the Customized UI in the Splash Screen. OmniSky acknowledges that the Customized Service will only be useable by AOL Subscribers or registered users of other AOL Properties (as determined by AOL in its sole discretion), subject to terms and conditions (e.g., end-user agreement) designated by AOL, which agreement shall be subject to OmniSky's prior written consent, which shall not be unreasonably withheld.

               (d) LINKS. Unless and until changed by AOL in its sole discretion in accordance with the terms of this Agreement, the AOL Links used with the OmniSky Service or



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the Customized Service pursuant to this Agreement shall include only those hyperlinks to be provided by AOL after the Effective Date and incorporated as part of Exhibit A; provided that AOL shall determine at all times the destination page or other AOL Content areas to which such AOL Links point. The Parties shall mutually agree on any necessary processes to effect all such changes designated by AOL. Without limiting the foregoing, OmniSky shall not provide any links other than the AOL Links to any AOL Software, AOL Properties or AOL Content in any manner whatsoever.

               (e) ADDITIONAL FEATURES AND FUNCTIONALITIES. AOL and OmniSky shall, in good faith, after the date hereof, enter into discussions with respect to additional features and functionalities that may be introduced to the OmniSky Service or the Customized Service, including, without limitation, wireless synchronization and advanced forms of notification and location-based services; provided, however, that the terms and conditions of any such features or functionalities, and the costs and expenses related to the development of such features or functionalities, shall be mutually agreed upon by AOL and OmniSky and neither Party shall have any obligation to effect any such changes unless and until mutual agreement on the terms and conditions thereof has been reached. In the event, however, that OmniSky, independent of its obligations under this Agreement, develops and markets any new features and functionalities (including, without limitation, devices and/or networks) for the OmniSky Service (including any of the aforementioned new features or functionalities), (i) OmniSky will use commercially reasonable efforts (and in connection therewith will ask third parties in good faith for waiver of any applicable non-disclosure agreements necessary) to provide AOL with (A) no less than 90 days advance notice of the commercial release date of any and all features and/or functionalities to the OmniSky Service, and OmniSky shall provide as much advance notice as is reasonably practicable under the circumstances and (B) a regularly updated schedule of such commercial release dates, subject to the aforementioned limitations and (ii) OmniSky shall make such features and functionalities available to AOL as early as and on terms and conditions, taken as a whole, that are no less favorable than those offered to any third party; provided, however, that with respect to any such new devices or networks, OmniSky shall offer such devices or networks to AOL pursuant to the terms and conditions of this Agreement if such terms are more favorable than those offered to any third party. Notwithstanding the foregoing, AOL shall retain the right at all times to decide, in its sole discretion, whether to include such devices or networks within the scope of this Agreement, and shall have no obligation whatsoever to so include such devices or networks.

               3. LICENSING. Subject to the terms and conditions of this Agreement, the Parties hereto grant each other the following licenses:

               (a) AOL INTELLECTUAL PROPERTY.

                      (i) AOL BRAND FEATURES. Subject to compliance with AOL's intellectual property usage guidelines set forth on Exhibit A, and the provisions of Section 6(a), AOL hereby grants to OmniSky a non-exclusive, non-transferable, royalty-free license to use,



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reproduce, and display the AOL Brand Features, within the United States, solely as part of the OmniSky Service, the Customized Service and/or in connection with OmniSky's marketing and promotional obligations expressly set forth in this Agreement.

                      (ii) AOL SOFTWARE. Subject to compliance with AOL's intellectual property usage guidelines set forth on Exhibit A, AOL hereby grants to OmniSky a non-exclusive, non-transferable, royalty-free license to reproduce and distribute to Users in the United States AOL Software only to the extent that such AOL Software is being bundled with the OmniSky Installer or made available to Users on the OmniSky Web site, and only as expressly set forth in this Agreement.

                      (iii) AOL LINKS. AOL hereby grants to OmniSky a non-exclusive, non-transferable, royalty-free license to use, reproduce, display and transmit the AOL Links, solely as contemplated by this Agreement, and in all cases subject to AOL's prior written consent.

                      (iv) SUSPENSION OR TERMINATION RIGHT. Notwithstanding
Section 10(b), AOL may, upon forty-eight (48) hours prior written notice, suspend or terminate (to the extent technically feasible) OmniSky's right to display or distribute any AOL Software, AOL Content, AOL Brand Features or AOL Links if: (1) AOL reasonably determines in good faith that OmniSky has misused or misappropriated the AOL Brand Features; (2) the OmniSky Service or Customized Service is not reasonably satisfactory to AOL, including without limitation in connection with an uncured material breach of the service level agreements described in Section 6(d),or (3) AOL reasonably determines that the OmniSky Service or Customized Service is materially detrimental to AOL's brand and, in each such case, AOL provides to OmniSky written notice setting forth the basis for any such suspension or termination. AOL shall decide in its sole discretion when and if to restore the AOL Software, AOL Content, AOL Brand Features and/or AOL Links, as applicable. Without limiting the foregoing, AOL shall have the right to terminate this Agreement upon notice to OmniSky in the event of more than one violation of this Section 3(a)(iv) during the Term (in the aggregate) by OmniSky.

               (b) OMNISKY INTELLECTUAL PROPERTY. Subject to compliance with OmniSky's intellectual property usage guidelines set forth on Exhibit B, OmniSky hereby grants to AOL a non-exclusive, non-transferable, royalty-free license to use, reproduce, distribute and display the trademarks, service marks, logos and other distinctive brand features of OmniSky identified on Exhibit B hereto (the "OmniSky Brand Features"), within the United States, in connection with AOL's marketing and promotional efforts related to this Agreement. Notwithstanding
Section 10(b), OmniSky may suspend or terminate AOL's right to use, reproduce, distribute or display the OmniSky Brand Features offline if OmniSky reasonably determines in good faith that AOL has misused or misappropriated the OmniSky Brand Features; provided that the foregoing shall not apply to any online promotion, distribution or display of the OmniSky Brand Features, which shall be subject to the terms and conditions set forth in the Carriage Agreement (as defined in



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Section 16). Without limiting the foregoing, OmniSky shall have the right to terminate this Agreement upon notice to AOL in the event of more than one violation of this Section 3(b) during the Term (in the aggregate) by AOL.

               (c) COMPLIANCE WITH GUIDELINES AND LAWS. Each of the Parties hereto agrees that the nature and the quality of its products and services supplied in connection with the other Party's trademarks, service marks, logos and other distinctive brand features (collectively, the "Marks") shall conform to reasonable quality standards communicated in writing by the other Party for use of its Marks. Each of such Parties further agrees to supply the other Party, upon request, with a reasonable number of samples of any materials publicly disseminated by such Party which utilize the other Party's Marks. Each of such Parties shall also comply with all applicable laws, regulations and customs and obtain any required government approvals pertaining to use of the other Party's Marks.

               (d) INFRINGEMENT PROCEEDINGS. Each of the Parties hereto agrees to promptly notify the other Party of any unauthorized use of the other Party's Marks of which it has actual knowledge. Such other Party shall have the sole right and discretion to bring proceedings alleging infringement of its Marks or unfair competition related thereto, with the reasonable cooperation of the Party providing notification.

               4. OWNERSHIP.

               (a) OMNISKY INTELLECTUAL PROPERTY. AOL acknowledges and agrees that, except as provided in Section 4(b) below, (i) as between AOL and OmniSky, OmniSky owns all right, title and interest in the OmniSky Brand Features, OmniSky Service, Customized Service, OmniSky UI and Customized UI, including without limitation the source code and the "look and feel" and (ii) nothing in this Agreement will confer in AOL any right of ownership in the OmniSky Brand Features, OmniSky Service, Customized Service, OmniSky UI or Customized UI.

               (b) AOL INTELLECTUAL PROPERTY. OmniSky acknowledges and agrees that as between OmniSky and AOL, AOL owns all right, title and interest in the AOL Brand Features, AOL Properties, AOL Links, AOL Content and AOL Software. Except as set forth in this Agreement, nothing in this Agreement will confer in OmniSky any license or right of ownership in the AOL Brand Features, AOL Properties, AOL Content and AOL Software. OmniSky further acknowledges and agrees that AOL shall own the user icons for AOL Mail, AOL Instant Messenger and AOL Content and services, including, without limitation, the source code and the "look and feel" of such AOL Software, AOL Content and AOL Properties. OmniSky agrees to share from time to time comments received by OmniSky from Users, if any, regarding AOL Mail, AOL Instant Messenger and AOL Content.

               (c) RESERVATION OF RIGHTS. All rights not expressly granted herein are reserved to the Party that owns the software, trademarks and other materials licensed. Neither



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Party will remove, modify or obliterate any copyright or other proprietary rights notices from any copies, in whole or in part, of the materials licensed.

               (d) DISTRIBUTION. OmniSky may distribute the AOL Software only to Users, or provide as part of a bundled service to hardware OEMs, or retail resellers and only in combination with the OmniSky Installer and/or the downloadable software, or any upgrades, modifications or other supplements thereto, solely in connection with the AOL Links, as expressly authorized under this Agreement. In connection therewith, OmniSky shall distribute and sublicense the AOL Software pursuant to AOL's then current standard form of shrink-wrap license agreement. Without limiting the foregoing, (i) any and all such OEMs shall be required to agree to AOL's standard software license agreement with respect to such AOL Software prior to any distribution or other use of the AOL Software by such OEMs; and (ii) all such resellers shall be expressly prohibited from any redistribution of or modification to all AOL Software. OmniSky shall not prepare derivative works from the AOL Software nor provide the AOL Software to any third party whatsoever, except as expressly authorized hereunder or in writing by AOL. Neither Party will alter, reverse-engineer, decompile or disassemble software provided by the other Party, or otherwise attempt to reconstruct the source code of such software, in any manner whatsoever (including the AOL Software) without the prior written consent of the other Party.

        (i) OmniSky shall not develop, promote, integrate, or distribute any features or functionality that enable communication between users of the AIM Service or the ICQ Service and users of other instant messaging services on the Devices, or any other products without AOL's express prior written consent. Further, without limiting the foregoing, OmniSky agrees not to use the AOL Software, or any technology contained therein, to develop technology which allows end-users of any Devices, or any other products, to communicate with AOL Members, or otherwise use the AOL Namespace or the ICQ Namespace.

        (ii) OmniSky will not integrate, or enter into an agreement to integrate into any of the Devices or other products developed by or on behalf of OmniSky, or distribute, market or promote any products containing instant messaging protocols or components that use or accesses the AOL Software (including the AIM Service or the ICQ Service), or solicits, encourages or promotes end-users to use or access the AOL Software, in a manner not expressly authorized by AOL or that AOL contends in good faith is not expressly authorized. Any violation by OmniSky of any provision of this Section 4(d) shall be deemed a material breach of this Agreement for which AOL shall have the immediate right to terminate this Agreement upon notice to OmniSky. Without limiting foregoing, except for the rights expressly granted to OmniSky by AOL hereunder, AOL hereby retains all of its rights in and to the AOL Content, AOL Links, AOL Brand Features and AOL Software.

               (e) USER DATA.



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                      (i) OWNERSHIP OF AOL USER DATA. AOL shall be the sole
owner of, and have all rights to, AOL User Data.

                      (ii) RESTRICTIONS ON "TARGETING". OmniSky will not target or direct any advertisements, promotions, or marketing materials, to promote or that promote an AOL Competitor, to Users based on information obtained as a result of any Users' use of AOL Content or AOL Properties through the OmniSky Service or Customized Service. Nothing contained in this Section 4(d)(ii), however, shall prevent or limit AOL or OmniSky from communicating directly with Users who use AOL Content or AOL Properties, except as set forth in this Agreement.

                      (iii) NON-SOLICITATION. Without limiting and in addition to the provisions of Sections 4(e)(i-ii) above, during the Term of this Agreement and for the two-year period following the expiration or termination of this Agreement, using information obtained in connection with this Agreement, neither Omnisky nor its agents shall use or be permitted to use the AOL Properties (including, without limitation, the e-mail network contained therein) to solicit AOL Members when that solicitation is for the benefit of an AOL Competitor. More generally, Omnisky will not send unsolicited, commercial e-mail (i.e., "spam") through or into AOL's products or services, absent a Prior Business Relationship. For purposes of this Agreement, a "PRIOR BUSINESS RELATIONSHIP" will mean that the AOL Member to whom commercial e-mail is being sent has voluntarily either (i) engaged in a transaction with Omnisky or (ii) provided information to Omnisky through a contest, registration, or other communication, which included clear notice to the AOL Member that the information provided could result in commercial e-mail being sent to that member by Omnisky or its agents. Any commercial e-mail to be sent through or into AOL's products or services shall also be subject to AOL's then-standard restrictions on distribution of bulk e-mail (e.g., related to the time and manner in which such e-mail can be distributed through or into the AOL product or service in question).

                      (iv) COLLECTION, USE AND DISCLOSURE OF MEMBER INFORMATION. Omnisky shall ensure that its collection, use and disclosure of information obtained from AOL Members under this Agreement ("MEMBER INFORMATION") complies with (i) all applicable laws and regulations and (ii) AOL's standard privacy policies, as made available to OmniSky during the Term of this Agreement. Omnisky will not disclose Member Information collected hereunder to any third party in a manner that identifies AOL Members as end users of an AOL product or service or use Member Information collected under this Agreement to market an AOL Competitor .

                      (v) USER RIGHTS. Users of AOL Properties and the AOL Software on Devices will be subject to AOL's standard terms and conditions of use and nothing contained in this Agreement shall affect or otherwise modify those standard terms and conditions.

               5. PAYMENTS AND REVENUE ALLOCATION. Any payments to a Party and any revenue allocation between the Parties shall be distributed as set forth on Exhibit E; provided,



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that such payments and revenue allocations shall be, taken as a whole, no less favorable to AOL than to any third party.

               6. OTHER MATTERS.

               (a) PUBLICITY. Neither Party may make any public announcement about the existence of or terms covered by this Agreement without the other Party's prior written consent; provided, however, that this Agreement may be filed with the Securities and Exchange Commission to the extent that counsel for either Party determines that this Agreement is required by the rules of the Securities and Exchange Commission to be so filed. Subject to the foregoing, AOL may, in its sole discretion, announce the relationship set forth in this Agreement. If a Party is required by law to make any such disclosure, it must first provide to the other Party the content of the disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made. Notwithstanding the foregoing, each Party shall be permitted during the term of this Agreement, without the other Party's prior consent, merely to list the other Party as one if its industry partners and to repeat factual information or statements contained in any mutually agreed-upon press release or other public statement. Each Party will submit to the other Party, for its prior written approval, which will not be unreasonably withheld or delayed, any marketing, advertising, and all other promotional materials related to the transactions contemplated hereunder or using the other Party's Marks.

               (b) CO-MARKETING. During the Term , OmniSky will prominently promote, in OmniSky's online and offline advertising, the AOL Content and AOL Properties available through the OmniSky Service and Customized Service, subject, to the extent applicable, the provisions of any co-operative advertising agreements or arrangements to which OmniSky may otherwise be a party, and subject to AOL's prior written consent and applicable guidelines as made available to OmniSky by AOL. OmniSky will not promote third party content provider's properties more prominently or frequently than it promotes AOL Content and AOL Properties, taking into consideration the aggregate of OmniSky's promotional efforts. OmniSky will include AOL branding on all OmniSky retail boxes (distributed in connection with the OmniSky Service or the Customized Service) in a manner mutually agreed upon, and subject to AOL's prior written consent and applicable guidelines, and, at AOL's option and expense, OmniSky will include an AOL Classic disc, or other AOL Software designated by AOL in its sole discretion (provided that only a single disc shall be required to be included), within all OmniSky retail boxes (distributed in connection with the OmniSky Service or the Customized Service), all associated documentation provided by AOL with respect to the AOL Software, if requested by AOL in its sole discretion.

               (c) USER EXPERIENCE: Subject to the Channel and Sub-Channel placement set forth in Exhibits C and D, AOL and OmniSky will coordinate access to AOL Properties and AOL CONTENT and other aspects of the User experience; provided, that AOL will maintain sole editorial control over the AOL Properties and AOL Content and the terms of use thereof, including without limitation, the dialogues and other information presented to the User within the



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AOL Properties and AOL Content. AOL and OmniSky will mutually agree to a process of quality assurance and deployment of AOL Content and AOL Properties on the OmniSky Service and the Customized Service during the term of this Agreement, to be attached and incorporated hereto as EXHIBIT H by AOL after the Effective
Date, prior to Launch. Without limiting the foregoing, throughout the Term OmniSky shall provide to AOL no fewer than thirty (30) devices (e.g., modems) which access the OmniSky Service (at no charge whatsoever to AOL for such modems or the OmniSky Service) for use by AOL development, quality assurance and management personnel.

               (d) SERVICE LEVELS. Prior to Launch, the Parties shall mutually agree on service level agreements with respect to the activities contemplated in this Agreement (the "SLAs"). The SLAs shall include, without limitation, the following provisions: (i) OmniSky shall provide reasonable technical support to AOL and its developers and contractors at no cost to AOL in connection with this Agreement; provided that AOL shall pay OmniSky on an NRE basis (on terms no less favorable than those provided to any third party by OmniSky) in connection with additional customization to the Customized Service not contemplated in this Agreement; (ii) OmniSky will reasonably support AOL's alpha and beta testing efforts for AOL applications and content (including the AOL Content); and (iii) OmniSky will reasonably assist AOL, using good faith efforts, with getting service coverage extended to AOL's developers' location in Irvine, California for the OmniSky Service and the Customized Service.

               (e) REGULATORY. OmniSky, will be responsible for compliance at all times with all applicable regulatory and other operational requirements relating to the OmniSky Service, the Customized Service, and the wireless network utilized in connection with delivery of the OmniSky Service and the Customized Service.

               (f) OTHER AGREEMENTS. OmniSky agrees that if OmniSky (i) offers any third party content provider placement on the OmniSky UI (including, but not limited to, presentation of such provider's name, icon or link) on a higher-level or new Channel(s) or Sub-Channel(s) than AOL or (ii) customizes, co-brands or develops a private label version of OmniSky's user interface for a third party content provider (e.g., similar to the Customized Service), then AOL shall, in the case of clause (i), be given the opportunity to obtain equivalent exposure on such higher-level and/or new Channel(s) or Sub-Channel(s) or, in the case of clause (ii), be given the opportunity to have the Customized Service appropriately modified by OmniSky (i.e., equivalent customization, co-branding and/or a private label service, at AOL's option), in each case upon no less favorable terms and conditions, taken as a whole, as may be agreed to with such other content provider; provided that, this Section 6(f) shall not apply to contractual arrangements existing on the Effective Date between OmniSky and third party content providers. OmniSky will in all cases market the Customized Service at the lowest price, modem cost and with the most favorable warranty and guarantee policies as those which apply generally to the OmniSky Service. In no case will OmniSky charge Users a premium for use of the Customized Service compared to the OmniSky Service.

               (g) DISTRIBUTION. On and after the Launch, during the Term, OmniSky will bundle the AOL Software designated by AOL on CD-ROMs containing the OmniSky Installer; such AOL Software shall be no larger than one hundred (100) megabytes in the aggregate. During the OmniSky installation process, all Users will be presented with a Splash Screen that asks if they wish to install AOL Classic and AOL Instant Messenger (or other AOL Software designated by AOL), and that provides live links, approved and/or supplied by AOL in advance, to the applicable AOL installation pages for such AOL Software. For each new, qualified AOL Classic subscriber acquired by OmniSky pursuant to this Section, AOL will pay AOL's standard bounty to OmniSky, in accordance with the then standard terms and conditions set forth at http://affiliate.aol.com/affiliate/welcome.adp.

               7. REPRESENTATIONS AND WARRANTIES.

               (a) OMNISKY SERVICE. OmniSky represents and warrants the OmniSky Service and the OmniSky UI will perform in all material respects in accordance with its applicable published specifications. OmniSky further represents and warrants that it will be solely responsible for providing adequate User support and maintenance for the OmniSky Service and the Customized Service; provided, that OmniSky makes no representation or warranty with respect to the AOL Properties, AOL Content, AOL Mail and AOL Instant Messenger.

               (b) AOL. AOL represents and warrants that, as between the Parties, it will be solely responsible for providing end-user support and maintenance for AOL Properties, AOL Mail and AOL Instant Messenger consistent with the support it provides for other, similar instant messaging and mail applications for handheld devices; provided, that AOL makes no representation or warranty with respect to the OmniSky UI, Customized UI, OmniSky Service or the Customized Service.

               (c) MUTUAL. Each Party hereto represents and warrants to the other Party that: (i) such Party has the full corporate power and authority to enter into this Agreement, to grant the rights and licenses granted hereunder and to perform the acts required of it hereunder; (ii) the execution of this Agreement by such Party and the performance by such Party of its obligations and duties hereunder, do not violate any agreement to which such Party is a party or by which it is otherwise bound; (iii) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable in accordance with its terms; and (iv) such Party acknowledges that the other Party makes no representations, warranties or agreements related to the subject matter hereof that are not expressly provided for in this Agreement.

               (d) DISCLAIMER.

                      (i) EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE AOL PROPERTIES, AOL SOFTWARE, AND AOL CONTENT ARE PROVIDED "AS

IS" AND AOL HEREBY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING AOL PROPERTIES, AOL SOFTWARE, AOL BRAND FEATURES, AND AOL CONTENT, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, TITLE, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. EXCEPT AS PROVIDED IN THIS AGREEMENT, AOL DOES NOT MAKE ANY WARRANTY THAT THE AOL SOFTWARE, AOL PROPERTIES AND/OR THE AOL CONTENT WILL MEET USERS' REQUIREMENTS, THAT AVAILABILITY AND FUNCTIONALITY OF SUCH WILL BE UNINTERRUPTED, TIMELY, SECURE, OR ERROR FREE; NOR DOES EITHER PARTY MAKE ANY WARRANTY AS TO THE RESULTS, ACCURACY, AND RELIABILITY OF ANY INFORMATION THAT MAY BE OBTAINED FROM THE USE OF THE AOL SOFTWARE, AOL PROPERTIES AND/OR THE AOL CONTENT. THE PARTIES ACKNOWLEDGE THAT ANY USE OF ANY DATA OBTAINED BY USERS THROUGH THE AOL SOFTWARE, AOL PROPERTIES AND/OR AOL CONTENT IS AT USERS' OWN DISCRETION AND RISK, AND THAT USERS WILL BE SOLELY RESPONSIBLE FOR ANY DAMAGE RESULTING FROM USE THEREOF AND THE PARTIES AGREE TO NOTIFY USERS OF SAME.

                      (ii) EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE OMNISKY SERVICE AND CUSTOMIZED SERVICE ARE PROVIDED "AS IS" AND OMNISKY HEREBY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE OMNISKY SERVICE AND THE CUSTOMIZED SERVICE, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, TITLE, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. EXCEPT AS PROVIDED IN THIS AGREEMENT, OMNISKY DOES NOT MAKE ANY WARRANTY THAT THE OMNISKY SERVICE AND THE CUSTOMIZED SERVICE WILL MEET USERS' REQUIREMENTS, THAT THE AVAILABILITY AND FUNCTIONALITY OF SUCH WILL BE UNINTERRUPTED, TIMELY, SECURE, OR ERROR FREE; NOR DOES EITHER PARTY MAKE ANY WARRANTY AS TO THE RESULTS, ACCURACY, AND RELIABILITY OF ANY INFORMATION THAT MAY BE OBTAINED FROM THE USE OF THE OMNISKY SERVICE AND THE CUSTOMIZED SERVICE. THE PARTIES ACKNOWLEDGE THAT ANY USE OF ANY DATA OBTAINED BY USERS THROUGH THE OMNISKY SERVICE AND THE CUSTOMIZED SERVICE IS AT USERS' OWN DISCRETION AND RISK, AND THAT USERS WILL BE SOLELY RESPONSIBLE FOR ANY DAMAGE RESULTING FROM USE THEREOF AND THE PARTIES AGREE TO NOTIFY USERS OF SAME.

               8. INDEMNIFICATION.

               (a) OmniSky. OmniSky will indemnify, defend and hold harmless AOL and its employees, officers, directors, representatives, and agents, against any third party claim, demands, liabilities, costs, expenses, suit, action, or other proceeding (collectively, "LIABILITIES") brought against such parties based on or arising from (i) a claim brought by any third party alleging that the OmniSky Brand Features, OmniSky UI, Customized UI, OmniSky Service, Customized Service (and/or any technology used to provide the OmniSky Service or Customized Service) or OmniSky Installer as provided by OmniSky, infringes in any manner any copyright, trademark, service mark, patent, trade secret, or other intellectual property right of such party or (ii) a breach by OmniSky of the duties, representations and warranties contained in Section 7(a). Indemnification under this Section 8(a) shall be AOL's sole and exclusive remedy and OmniSky's sole and exclusive liability, for any infringement referred to in clause (i).

               (b) AOL. AOL will indemnify, defend and hold harmless OmniSky and its employees, officer, directors, representatives, and agents, against any Liabilities based on or arising from (i) a claim brought by a third party alleging that the AOL Brand Features, AOL Software, AOL Content owned and operated by AOL (excluding any third party content that may be included within the AOL Content), or the AOL Properties (excluding any third party content that may be included therein) as provided by AOL, and in all cases solely and to the extent accessed by Users through the OmniSky Service or the Customized Service through the AOL Links, infringes in any manner any copyright, trademark, service mark, patent, trade secret, or other intellectual property right of such party or (ii) a breach by AOL of the duties, representations and warranties contained in Section 7(b). Indemnification under this Section 8(b) shall be OmniSky's sole and exclusive remedy, and AOL's sole and exclusive liability, for any infringement referred to in clause (i).

               (c) Conditions to Indemnification. For purposes of this Section 8, the Party obligated to provide the indemnity will be referred to as the "Indemnitor" and the Party receiving the benefit of such indemnity will be referred to as the "Indemnitee." The Indemnitor's obligations of indemnification are conditioned on (i) the Indemnitee's reasonably prompt notice to Indemnitor of any claim, (ii) the Indemnitee permitting the Indemnitor to assume and control the defense of the action, with counsel chosen by the Indemnitor (who must be reasonably acceptable to the Indemnitee), (iii) the Indemnitee providing all reasonably requested information, assistance and authority to Indemnitor in the defense of the claim, at Indemnitor's expense; and (iv) Indemnitor not entering into any settlement or compromise of any claim without the Indemnitee's prior written approval, not to be unreasonably withheld, conditioned or delayed. The Indemnitor will pay any and all costs, damages and attorneys' fees awarded against the Indemnitee, and all reasonable expenses incurred by the Indemnitee, in connection with or arising from any such claim, suit or proceeding. If the Parties agree to settle a third party claim, neither Party will publicize the settlement without first obtaining the other Party's written permission, which permission will not be unreasonably withheld, conditioned or delayed.

               (d) Separate Counsel. Notwithstanding the foregoing, either Party shall have the right, at its own expense, to employ separate counsel and participate in the defense of any claim or action arising under this Section 8.

               9. LIMITATION OF LIABILITY.

        EXCEPT WITH RESPECT TO INDEMNIFICATION FOR AMOUNTS PAYABLE TO A THIRD PARTY ARISING UNDER THE INDEMNIFICATION OBLIGATIONS UNDER SECTION 8 OR LIABILITY FOR BREACH OF SECTION 14, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS.

        EXCEPT FOR LIABILITY ARISING IN CONNECTION WITH THIRD PARTY CLAIMS UNDER THE INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 8 OR LIABILITY FOR BREACH OF SECTION 14, IN NO EVENT SHALL EITHER PARTY'S AGGREGATE, CUMULATIVE LIABILITY TO THE OTHER PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEED TEN MILLION U.S. DOLLARS ($10,000,000.00 USD); PROVIDED THAT THE FOREGOING LIABILITY CAP SHALL EQUAL TWENTY-FIVE MILLION DOLLARS ($25,000,000.00) WITH RESPECT TO OMNISKY'S LIABILITY TO AOL IN CONNECTION WITH THE CO-BRANDED SERVICE. THE EXISTENCE OF ONE OR MORE CLAIMS OR SUITS SHALL NOT ENLARGE THE LIMIT. EACH PARTY ACKNOWLEDGES THAT THE MUTUAL PROMISES CONTAINED HEREIN REFLECT THE ALLOCATION OF RISK SET FORTH IN THIS AGREEMENT AND THAT EACH PARTY WOULD NOT ENTER INTO THIS AGREEMENT WITHOUT THESE LIMITATIONS ON LIABILITY.

               10. TERM AND TERMINATION.

               (a) TERM. This Agreement commences on the Effective Date and will, unless sooner terminated as provided below or as otherwise agreed, remain effective for three (3) years. The term shall automatically renew upon expiration for two additional one (1) year terms, unless AOL provides OmniSky with written notice of its intent to terminate within 30 days of expiration of the initial term of this Agreement or any subsequent renewal term; provided, however, that if AOL has not elected to offer the Co-Branded Service, as referred to in Section 15, on or prior to the sixtieth day preceding the third anniversary of the Effective Date, then, in such event, either Party may elect not to renew this Agreement upon 30 days prior written notice to the other Party. (The initial term, together with any renewal terms, collectively, the "TERM".)

               (b) TERMINATION. This Agreement may be terminated by either Party immediately upon receipt of notice if the other Party: (i) becomes insolvent;
(ii) files a petition in
bankruptcy; (iii) makes an assignment for the benefit of its creditors; (iv) breaches any of its obligations under this Agreement in any material respect, which breach is not cured within thirty (30) days following receipt of written notice by such Party (except that the foregoing 30 day cure period does not apply to a termination of the Agreement pursuant to Section 3(a)(iv)); or (v) breaches any of its material obligations set forth in the SLAs, and fails to cure such breach(s) in accordance with the cure periods set forth in the SLAs.

               (c) EFFECT OF TERMINATION. The provisions of Sections 1, 3, 4(d), 4(e)(iii), 6(a), 6(e), 7, 8, 9, 10(c), 10(d), 11, 12, 14, and 18 of the main body of the Agreement, and Section 2(e) of Exhibit E, will survive any termination or expiration of this Agreement. Upon a termination or expiration of this Agreement, each of OmniSky and AOL agree to immediately cease using, displaying, reproducing or distributing the AOL Brand Features, AOL Content, AOL Software, AOL Properties (in the case of OmniSky, except as required in the transition period described in Section 10(d) below), or the OmniSky Brand Features (in the case of AOL); provided, however, that AOL understands that OmniSky will not be able to recover installer disks that have been distributed on or prior to the date of termination and that AOL Brand Features that have been installed on the Devices will continue to appear on such Devices notwithstanding any termination of this Agreement. Additionally, upon the expiration or termination of the Agreement, each Party will, upon the written request of the other Party, return or destroy (at the option of the Party receiving the request) all Confidential Information, documents, manuals and other materials provided by the other Party.

               (d) CONTINUATION OF OMNISKY SERVICE UPON EXPIRATION. Upon the expiration or termination, of the initial term or a renewal term of this Agreement, OmniSky shall continue, at AOL's option, to provide OmniSky Service and/or Customized Service, as the case may be, to Users pursuant to the terms of this Agreement for a period of time at least equal to (i) 12 months, in the event that the aggregate number of subscribers to the Customized Service and the Co-Branded Service is less than 100,000 on the date of such expiration or (ii) 24 months in all other cases. On and after the effective date of any termination or expiration of this Agreement, OmniSky shall be entitled, subject to the usage guidelines for Marks (i.e., AOL Brand Features) set forth in this Agreement, to reposition or otherwise modify slotting arrangements for AOL Properties or AOL Content with respect solely to the OmniSky Service (but not the Customized Service), beginning twelve (12) months after the effective date of such termination of the Agreement, and in any event, at any time after the conclusion of any applicable transition period pursuant to this Section 10(d).

               11. EXPENSES. Unless otherwise expressly agreed by the Parties in writing, each Party shall bear its own costs and expenses in performing its obligations under this Agreement.

               12. NOTICES. All notices, requests and other communications called for by this Agreement will be deemed to have been given as of the day they are received either by messenger, or delivery service, or deposited in the United States of America mails, postage prepaid, certified or registered, return receipt requested, and addressed to the address set forth on the signature page hereto, or to such other addresses as either Party may specify to the other from time to time. Notice by any other means will be deemed made when actually received by the Party to which notice is provided.


               13. CHANGE OF CONTROL. AOL shall have the right to terminate this Agreement, without liability, at any time within 180 days after consummation of an OmniSky Change of Control. In the event of any termination of this Agreement pursuant to this Section 13, OmniSky shall pay to AOL (i) $5 million if AOL has not provided OmniSky with notice of its election that it seeks to receive the Co-Branded Service (the "CO-BRANDED ELECTION") on or prior to the date of such termination or (ii) $15 million if AOL has provided Omnisky notice of such Co-Branded Election on or prior to the date of such termination, in each case, within ten days after the effective date of any such termination. For purposes of this Section 13, a "Change of Control" shall mean (a) The consummation of a reorganization, merger or consolidation or sale or other disposition of substantially all of the assets of a party in which OmniSky is not the surviving entity or a transaction in which the holders of a majority of the outstanding stock of such Party prior to such merger or consolidation are not the holders of a majority of the outstanding stock after such merger or consolidation, or (b) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of, in the aggregate, more than 50% of either (i) the then outstanding shares of common stock of such Party; or (ii) the combined voting power of the then outstanding voting securities of such Party entitled to vote generally in the election of directors.

               14. CONFIDENTIALITY.

               (a) CONFIDENTIAL INFORMATION. "Confidential Information" of a Party means any information, in which such Party has rights, disclosed by that Party to the other pursuant to this Agreement which is in written, graphic, machine readable or other tangible form and is either marked "Confidential," "Proprietary" or in some other manner to indicate its confidential nature, or under the circumstances surrounding its disclosure, ought to be treated by the receiving Party as confidential. Each Party shall treat as confidential all Confidential Information of the other Party, shall not use such Confidential Information except as set forth herein, and may disclose Confidential Information only to its employees or consultants on a need-to-know basis (who shall be subject to the provisions of Sections 14(a)-(c)). Without limiting the foregoing, each of the Parties shall use at least the same degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other Party under this Agreement.

               (b) EXCEPTIONS. Notwithstanding the above, neither Party shall have liability to the other with regard to any Confidential Information of the other which (a) was in the public domain at the time it was disclosed or has entered the public domain through no fault of the receiving Party; (b) was known to the receiving Party, without restriction, at the time of disclosure; (c) is disclosed with the prior written approval of the disclosing Party; (d) was independently developed by the receiving Party without any use of the Confidential Information; or (e) became known to the receiving Party, without restriction, from a source other than the disclosing Party, without breach of this Agreement by the receiving Party and otherwise not in violation of the disclosing Party's rights.

               (c) ADDITIONAL OBLIGATIONS. The receiving Party shall: (i) refrain from disclosing any Confidential Information of the disclosing Party to third parties for three (3) years following the date it receives such Confidential Information, except as expressly provided in this Section 14; (ii) take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information of a similar nature, but no less than reasonable care, to keep confidential the Confidential Information of the disclosing Party; (iii) disclose, reproduce, and/or summarize and distribute Confidential Information of the disclosing Party only in pursuance of its business relationship with the disclosing Party as expressly provided hereunder; and (iv) refrain from reverse engineering, decompiling or disassembling any software code and/or pre-release hardware devices disclosed by the disclosing Party under the terms of this Agreement.

               (d) GOVERNMENTAL ORDERS. A Party may disclose the Confidential Information of the other Party to the extent required by the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving Party shall provide prompt notice thereof to the disclosing Party to enable the disclosing Party to seek a protective order or otherwise prevent or restrict such disclosure.

               (e) This Section intentionally left blank.

               15. CO-BRANDED SERVICES. AOL may elect to offer a Co-Branded Service, and AOL and OmniSky agree, in such event, to negotiate in good faith definitive agreements and documentation, reasonably satisfactory to both Parties (with the goal of entering into such agreements and documentation within thirty
(30) days after the date of AOL's election), providing for the development and implementation of the Co-Branded Service (the "DEFINITIVE DOCUMENTATION"). AOL and OmniSky agree that such Definitive Documentation shall have substantially the terms and conditions set forth on Exhibit F; Sections 1, 3, 4(d)(i-ii), 4(e), 6(a), 6(e), 7, 8, 9, 10, 11, 12, 13, 14, 18 of this Agreement shall additionally apply to the Co-Branded Service.

               16. AOL MARKETING OF OMNISKY SERVICE. During the Term , OmniSky agrees to purchase from AOL an aggregate of three million dollars ($3,000,000.00) of online advertising on certain AOL Properties, subject to AOL's customary terms and conditions reasonably satisfactory to OmniSky, and in connection therewith, the Parties shall mutually agree on two carriage plans with respect to such advertising (each, a "CARRIAGE PLAN, and collectively, the "CARRIAGE PLANS"). The Parties shall mutually agree on the first Carriage Plan within thirty (30) days of the Effective Date with respect to the advertising to be run on the applicable AOL Properties within the first six months after the Effective Date (the "SIX MONTH PERIOD") (OmniSky shall not unreasonably withhold its consent with respect to the Carriage Plans). The Parties shall mutually agree on the second Carriage Plan within one hundred twenty (120) days after the Effective Date with respect to the advertising to appear on the applicable AOL Properties during the eighteen (18) months after the Six Month Period. OmniSky shall pay AOL One Million Five Hundred Thousand Dollars ($1,500,000.00) within thirty (30) days of the Effective Date, and an additional payment of One Million Five Hundred Thousand Dollars ($1,500,000.00) within one hundred twenty (120) days of the Effective Date, in exchange for such advertising. At AOL's election, OmniSky will purchase $1.5 million of such online advertising during the first two full calendar quarters after the Effective Date (i.e., with the advertising to run on the applicable AOL Properties within the first two such calendar quarters after the Effective Date) and the remaining $1.5 million of such online advertising over the next eighteen (18) months after the Six Month Period, to be distributed evenly on a quarterly basis. OmniSky may purchase such online advertising on any or all of the AOL Properties listed on Exhibit G or, upon mutual agreement, other AOL Properties not set forth on Exhibit G. The Parties acknowledge that any such advertising running at or after Launch will be used to promote the Customized Service or the availability of the AOL Properties on the OmniSky Service; all advertising copy and content in connection therewith shall be subject to AOL's prior written approval (which shall not be unreasonably withheld).

               17. This Section intentionally left blank.

               18. MISCELLANEOUS.

               (a) INDEPENDENT CONTRACTORS. AOL and OmniSky are independent contractors and nothing contained in this Agreement is intended or shall be construed as creating a relationship of principal and agent, employer and employee, partnership, franchise, or joint venture between the Parties.

               (b) AMENDMENTS. This Agreement shall constitute the binding agreement of the Parties. This Agreement may not be changed or amended except in writing dated subsequent to the Effective Date and signed by authorized representatives of both Parties.

               (c) NO WAIVER. No failure or delay on the part of either Party in the exercise of any right, power or remedy under this Agreement or under law, or to insist upon or enforce performance by the other Party of any of the provisions of this Agreement or under law, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy; rather the provision, right, or remedy shall be and remain in full force and effect.

               (d) ASSIGNMENT. Neither Party shall assign the Agreement or any right, interest or benefit under the Agreement without the prior written consent of the other Party, not to be unreasonably withheld. Subject to the foregoing, the Agreement will be fully binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns. Notwithstanding the foregoing, and without securing such consent, AOL shall have the right to assign this Agreement and the obligations hereunder to any successor of AOL by way of merger, consolidation or the acquisition of all or substantially all of the business and assets of AOL relating to this Agreement, including, without limitation, in connection with AOL's merger with Time Warner, Inc.

               (e) SEVERABILITY. If for any reason a court of competent jurisdiction finds any provision of this Agreement or portion thereof to be unenforceable, that provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties and the remainder of this Agreement will continue in full force and effect. This Agreement has been negotiated by the Parties and their respective counsel, and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party.

               (f) GOVERNING LAW. The Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the Commonwealth of Virginia except for its conflicts of laws principles.

               (g) TAXES. Each Party shall pay, and be responsible for, any and all sales taxes, use taxes and any other taxes duly imposed on such Party by any jurisdiction as a result of: (a) the entry into this Agreement; (b) the performance of any of the provisions of this Agreement; or (c) the transfer of any property, rights or any other grant hereunder.

               (h) EXCUSE. Neither of the Parties hereto will be liable for, or be considered in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of strike, fire, explosion, flood, storm, material shortages, riot, insurrection, governmental acts, labor conditions, acts of God, war, earthquake or any other cause which is beyond the reasonable control of such Party; provided that the nonperforming Party gives reasonably prompt notice under the circumstances of such condition(s) to the other Party.

               (i) FURTHER ASSURANCES. Each of the Parties hereto will take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by the other Party for the implementation or continuing performance of this Agreement.

               (j) EXPORT CONTROLS. Each of the Parties hereto will adhere to all applicable laws, regulations and rules relating to the export of technical data and will not export or re-export any technical data, any products received from the other Party or the direct product of such technical data to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.

               (k) HEADINGS. The captions and headings used in this Agreement are inserted for convenience only and will not affect the meaning or interpretation of this Agreement.

               (l) COUNTERPARTS; FACSIMILE. This Agreement may be executed in counterparts and by facsimile, each of which counterparts will be deemed an original and all of which together will constitute one and the same document.

               (m) ENTIRE AGREEMENT. This Agreement, including the Exhibits hereto and any service level agreements executed after the Effective Date, constitutes the entire understanding and agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings between the Parties.

               (n) INJUNCTIVE RELIEF; REMEDIES. Each Party acknowledges a violation of this Agreement could cause irreparable harm to the other Party for which monetary damages may be difficult to ascertain or an inadequate remedy. Each Party therefore agrees that the other Party will have the right, in addition to its other rights and remedies, to seek and obtain injunctive relief for any violation by the other Party of such sections. Except where otherwise specified, the rights and remedies granted to a Party under the Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the Party may possess at law or in equity.

               (o) This Section intentionally left blank.

               (p) EXPANSION OF TERRITORY. The Parties acknowledge that the Agreement shall apply to services (e.g., the OmniSky Service, Customized Service) provisioned by OmniSky within the United States of America (the "TERRITORY"), and any other services similar to the OmniSky Service outside the Territory provided by OmniSky. With respect to similar services provided by entities related to OmniSky outside the Territory, the Parties shall discuss in good faith the extension of this Agreement to such areas and services.

        IN WITNESS WHEREOF, the Parties hereto have entered into this Agreement as of the date first set forth above.



                                       OMNISKY CORPORATION



                                       By: /s/ Michael D. Dolbec
                                          --------------------------------------

                                       Name:  Michael D. Dolbec

                                       Title: Senior Vice President,
                                              Business Development

                                       Address for Notices

                                       OmniSky Corporation
                                       Attention:  General Counsel
                                       1001 Elwell Court
                                       Palo Alto, California 94303
                                       Fax: (650) 962-4504



                                       AMERICA ONLINE, INC.

                                       By: /s/ David M. Colburn
                                          --------------------------------------

                                       Name: David M. Colburn

                                       Title: President of Business Affairs

                                    EXHIBIT A

                            AOL INTELLECTUAL PROPERTY



          1.     AOL Brand Features:

                 "America Online(R)" brand service
                 "AOL(R)" service/software
                 AOL's triangle logo
                 "AOL Instant Messenger"(SM) brand service
                 AIM(SM) Service logo
                 "CompuServe(R)" service/software and logo
                 "ICQ(SM)"
                 ICQ's flower logo


          2.     AOL Intellectual Property Usage Guidelines

                        [TO BE MADE AVAILABLE BY AOL PRIOR TO LAUNCH]

          3.     AOL Links

                        [TO BE PROVIDED BY AOL PURSUANT TO THE MAIN BODY OF THE AGREEMENT]

                               EXHIBIT B

                     OMNISKY INTELLECTUAL PROPERTY


          1.     OmniSky Brand Features

                        OmniSky(TM)
                        Think it.  Do it.(TM)
                        OS logo
                        Minstrel V(TM) - Novatel Wireless Inc.

          2.     OmniSky Intellectual Property Guidelines

                        OS logo is trademarked but TM should not be in the logo. The Trademark should never exceed 9 point

                                    EXHIBIT C

                                 OMNISKY SERVICE

               1. INSTALLATION MECHANICS FOR THE OMNISKY SERVICE. AOL Software applications may only be accessed by users using their applicable AOL screen names, user names and/or passwords, subject to AOL's standard terms and conditions.

               2. FEATURES AND FUNCTIONALITIES OF THE OMNISKY SERVICE. OmniSky Subscribers will have access to the following features and functionalities:

               (a) INTEGRATED APPLICATIONS. The AOL Software designated by AOL shall be automatically installed by the OmniSky Installer such that the applicable AOL Link(s) will be displayed alongside the icons for Palm's Address Book and Date Book and the OmniSky icon. AOL agrees to make available to OmniSky no later than sixty (60) days prior to Launch the Palm Resource Code, or similar application, necessary to achieve such integration.

               (b) CHANNEL PLACEMENT. Subject to AOL's approval, the AOL Links designated by AOL shall be placed in the following slots, Channels and Sub-Channels; provided, that, AOL may elect to place AOL Links in additional slots in these or other Channels or Sub-Channels, as the case may be, upon terms and conditions which, taken as a whole, are no less favorable than those offered or provided to other third parties.

                      (i) In the following Channels or Sub-Channels, as the case may be, the AOL Link shall be placed, in the slot and on or by the date indicated:

                      (A) "Portals" Channel: Slot #2 on the Effective Date

                      (B) "Local" Channel: Slot #1 on the Effective Date

                      (C) "Directions" Sub-Channels: Slots #3 and #4 on the Effective Date, upgraded to Slots #2 and #3 by April 2001

                      (D) "Movies" Sub-Channels: Slot #1 on the Effective Date

                      (E) "Communications" Channel: Slot #3 and Slot #4 on the Effective Date, upgraded to Slot #2 and Slot #3 by May 2001

                      (F) "Travel: Reference" Sub-Channel: Slot #1 and Slot #3 by May 2001.

                      (ii) In the following Channels or Sub-Channels, as the case may be, the applicable AOL Link shall be placed Above-the-Fold and on the date indicated :

                      (A) "Entertainment" Channel: Effective Date

                      (B) "Travel" Channel: Effective Date

                      (C) "News" Channel: April 2001

                                    EXHIBIT D

                               CUSTOMIZED SERVICE


               1. Installation Mechanics for the Customized Service. Through the Splash Screen, users of the OmniSky Installer may elect, during the installation of the OmniSky Service, to install the Customized Service in lieu of the OmniSky Service.

               2. Features and Functionalities of the Customized Service.

               (a) PRIMARY LINKS. The four links and associated bitmap icons displayed on the left portion of the screen Above-the-Fold shall be modified, in accordance with AOL's specifications to the AOL Links designated by AOL.

               (b) E-MAIL. The AOL Software designated by AOL shall be installed as the exclusive e-mail service to be provided on the Customized Service.

               (c) INSTANT MESSENGER. The AOL Software designated by AOL shall be installed as the exclusive instant messenger service on the Customized Service.

               (d) CHANNEL PLACEMENT. The first slot of each Channel and Sub-Channel shall link to content and services to be designated by AOL.

               (e) BOOKMARK PLACEMENT. The default bookmark menu shall include the AOL Links designated by AOL.

               (f) BRANDING. The Customized Service and the front page of the Customized UI shall contain branding and formatting substantially similar to the screen shot attached hereto as EXHIBIT J, subject to AOL's prior written consent.

                                    EXHIBIT E

                        REVENUE ALLOCATIONS AND PAYMENTS



               1. REVENUE ALLOCATIONS. AOL will sell all advertising (e.g., advertising, slotting fees, sponsorships, content placements) and mobile commerce opportunities associated with the AOL Properties and AOL Content in connection with the OmniSky Service and the Customized Service. All advertising, and mobile commerce net revenues directly attributable to AOL's , mobile commerce applications and content, directly accessed through the AOL Links on the OmniSky Service or the Customized Service will be allocated 80% to AOL and 20% to OmniSky; provided, that, advertising and serving costs are to be paid by AOL with respect to these properties. Notwithstanding the foregoing, OmniSky shall receive all such revenues on a pro rata basis with respect to third party AOL agreements involving multiple or cross platforms, or multiple AOL Properties, in accordance with AOL's standard policies for allocating such revenues.

               2. PAYMENTS. For each new, Qualified OmniSky Subscriber that elects to utilize the Customized Service on or after the Launch, OmniSky will make a one-time payment to AOL (a "Bounty") according to the schedule below:

               (a)    Within the first 6 months of Launch:

                             CUMULATIVE SUBS              BOUNTY PER SUB
                             ---------------              --------------
                             0 - 25,000                        $10

                             25,001 - 50,000                   $20

                             50,001 - 75,000                   $25

                             75,001 - 100,000                  $30

                             100,000+                          $40


               (b)    Between the 6th and 12th months of Launch:

                             CUMULATIVE SUBS              BOUNTY PER SUB
                             ---------------              --------------
                             0 - 50,000                        $10

                             50,001 - 75,000                   $20

                             75,001 - 100,000                  $25

                             100,001 - 150,000                 $30

                             150,001 +                         $40

               (c)    Between the 12th and 24th months of Launch:

                             CUMULATIVE SUBS              BOUNTY PER SUB
                             ---------------              --------------
                             0 - 100,000                       $10

                             100,001 - 150,000                 $20

                             150,001 - 200,000                 $25

                             200,001 - 250,000                 $30

                             250,000+                          $40

               (d)    Between the 24th and 36th months of Launch:

                             CUMULATIVE SUBS              BOUNTY PER SUB
                             ---------------              --------------
                             0 - 200,000                       $10

                             200,001 - 300,000                 $20

                             300,001 - 400,000                 $25

                             400,001 - 500,000                 $30

                             500,000+                          $40


        (e) AOL shall additionally be entitled to receive such Bounties with respect to any Qualified OmniSky Subscriber, as defined immediately below, who signs up for the Customized Service during the Term of the Agreement and becomes a Qualified OmniSky Subscriber, after the date that is 36 months after Launch. The Bounty shall be paid, within thirty (30) days after the close of each calendar quarter, based on the number of Qualified OmniSky Subscribers acquired during each period. A Qualified OmniSky Subscriber will be defined as a subscriber to the Customized Service who has remained with the Customized Service for over 90 days of continuous service (and, for purposes of this definition, the "acquisition" of such subscriber shall be deemed to have occurred on such 90th day). This subsection (e) shall survive the termination or expiration of this Agreement.

                                    EXHIBIT F

                               PHASE II TERM SHEET


        PHASE II

        At AOL's option, the Parties will jointly develop and AOL will offer to its subscribers an AOL-branded version of the OmniSky service. This AOL-Branded version of the OmniSky service will be available upon the later of, 1) 120 days after notification by AOL of its desire to implement the Service, and 2) 120 days after completion of Phase I.


        A. SERVICE: OmniSky and AOL will jointly develop and AOL will market a version of the OmniSky service (delivery platform and mobile device interface) that is customized for AOL subscribers (the "Service"). The Service will initially be provisioned to Palm V's and Vx's and will use the CDPD network in the United States, but may be expanded to other devices and networks.

-   CONTENT AND SERVICES:

               o AOL will control the creation, ownership, and economics of the content and services provided through the Service. At AOL's discretion, OmniSky will perform the development (e.g., development of content templates) work to implement the user interface and customize the channel ontology in accordance with AOL's specifications. OmniSky agrees to customize the following elements of the user interface for AOL:

- The brand bar located on the top of the first page of the OmniSky Classic service

- The name and associated bitmap icons of the four service applications on the left portion of the first page of the OmniSky Classic service

- The number of the scroll channels and sub-channels on the first page of the OmniSky Classic service

- The name of the scroll channels and sub-channels on the first page of the OmniSky Classic service

- The name, associated icon and associated two line text description on the tap-through page for each channel and sub-channel of the OmniSky Classic service

- The user interface for AOL Mail, AIM, and other AOL-created applications, provided that the applications inter-operate with the OmniSky browser

                          Upon mutual agreement, additional customization of the
                  Service will be performed by OmniSky on a NRE basis, for which OmniSky will charge AOL either (i) commercially reasonable rates or (ii) rates on terms no less favorable than those offered to any other OmniSky partner. The Parties will mutually agree to a process of quality assurance and deployment of content on the Service during the term.

               o AOL will develop or acquire all content or commerce vertical services to be offered as part of the Service and may offer any such services (including personalized information, location-based services, e-commerce, content, transactions, etc) in its discretion, provided that such services are compatible with the OmniSky service architecture.

               o OmniSky may present AOL with certain value-added services (including wireless synchronization, advanced forms of notification, and location-based services) that the Parties, on a case by case basis, may mutually decide to implement within the Service.

               o To the extent that OmniSky introduces new capabilities to its end-users and partners, OmniSky will make such services and/or applications available to AOL as early as and on terms no less favorable than those offered to any other OmniSky end-user or partner.

               o AOL will sell all advertising (e.g., advertising, slotting fees, sponsorships, content placements) and mobile commerce opportunities.

- USER EXPERIENCE: AOL and OmniSky will coordinate customization of the installation process and other aspects of the Service's user experience, provided that AOL will maintain editorial control over the dialogues and other information presented to the user.

- CONTENT-BASED ADVERTISING: At AOL's option, OmniSky will integrate its ad-serving capabilities into the Service, when available. Should AOL decide to integrate OmniSky's advertising capabilities, AOL will sell all associated advertising inventory slots.

        B. LAUNCH: The Parties will use best or all reasonable efforts to launch the Service within 60 days of AOL providing notice that it wants to launch for any particular device/network then supported by OmniSky, provided that AOL notifies OmniSky either: 1) within 30 days of receiving notice from OmniSky that its service will be available on a new device or network (per "Future Networks and Devices" above, or 2) after commercial launch of OmniSky's own service for that device or network.

        C. BRANDING:

        - SERVICE. The user interface for the Service will include branding as designated by AOL and will include OmniSky ingredient branding (e.g., "AOL Wireless by OmniSky").

        - MODEMS. If AOL elects to procure wireless modems from OmniSky, OmniSky will have the right to brand the modem with the OmniSky brand. AOL may purchase modems from a third party in accordance with OmniSky's specifications or from OmniSky's approved vendors in which case AOL has the right to brand the modems.



        D. MARKETING:

- AOL will create all collateral and marketing materials. OmniSky will provide any necessary artwork and marketing materials to AOL.

- AOL will market the Service through online and offline channels, to be determined at AOL's discretion.

- DISTRIBUTION. AOL will distribute the Service through its core online service or through other marketing channels, to be determined at AOL's discretion.

        E. AOL may distribute the AOL-branded modems through its retail channels upon the implementation of a retail provisioning system.

        F. PACKAGING, FULFILLMENT AND PROVISIONING: OmniSky will create all packaging materials in accordance with AOL's specifications. OmniSky will provide all provisioning and fulfillment (including to the end-user) for the Service and related hardware. In the event AOL distributes the modem and Service through its retail channels, AOL will provide fulfillment and OmniSky will provision the Service. If mutually agreed, OmniSky will fulfill to AOL's retail channels.

        G. WARRANTEES. If AOL purchases OmniSky-branded modems from OmniSky, OmniSky will offer Service subscribers a modem warrantee on terms no less favorable than those offered to OmniSky Classic customers or other OmniSky partners. If AOL purchases the modems from a third party (subject to Section C), AOL will be responsible for any associated warrantee policy.

        H. RETURNS. If OmniSky fulfills OmniSky-branded modems directly to Service end users, OmniSky will offer a return policy with terms no less favorable than those offered to OmniSky Classic customers or to other OmniSky partners. If OmniSky fulfills OmniSky-branded modems to the retail channel, OmniSky will offer a return policy with terms no less favorable than those offered to OmniSky Classic channel partners and customers. If AOL fulfills modems to the retail channel or to end users, AOL will be responsible for any associated return policy.

        I. REACTIVATION. OmniSky will offer Service subscribers a reactivation option with terms no less favorable than those offered to OmniSky Classic customers or other OmniSky partners.

        J. ECONOMICS:

- SERVICE SUBSCRIPTION FEES: For each subscriber to the Service, AOL will pay OmniSky the least of (i) [***]% of the lowest retail monthly, or its equivalent (e.g., in the event OmniSky does year-long deals or limited-hours offers for fixed fees), price for the OmniSky-branded service, (ii) the lowest monthly, or its equivalent, wholesale rate charged by OmniSky to any other partner, or (iii) the flat fee per month per subscriber according to the following schedules:



              CUMULATIVE SUBSCRIBERS ACQUIRED          FEE PER MONTH PER SUB
              BY AOL                                   (PRO-RATED FOR PARTICULAR MONTHS)
              -------------------------------          ---------------------------------
               0 - 50,000                                          $[***]

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

               50,000 - 150,000                                    $[***]

               150,000 - 250,000                                   $[***]

               250,000 - 500,000                                   $[***]

               500,000+                                            $[***]

- The number of subscribers (for the above calculation) is determined on the last day of the month for the prior month. Those fees reflect wholesale pricing which includes billing and customer service and excludes credit card processing fees, merchant bank fees and bad debt expense unless otherwise specified.

- If OmniSky's direct, variable costs to provide the Service decrease by 10% or more, AOL will receive the equivalent percentage discount on its wholesale rates set forth above. OmniSky will notify AOL of any such cost decrease and implement such wholesale rate decrease on a quarterly basis (AOL has audit rights).

-   MODEMS: At AOL's option, end users will receive modems in one of two ways:

               i. AOL can buy modems from third parties (parameters outlined in Section C) in which case AOL will fulfill and OmniSky will provision the modems.

               ii. AOL can buy modems from OmniSky at OmniSky's lowest wholesale cost from its manufacturers or lowest wholesale price provided to any third party in which case OmniSky will fulfill and provision modems to the end-user.



- ANCILLARY REVENUES: All advertising (including content slotting fees) and mobile commerce revenues directly attributable to the Service will be split [***]% to AOL and [***]% to OmniSky. In the event that OmniSky successfully refers a content provider to AOL (subject to AOL's prior written approval), the advertising (including content slotting fees) and mobile commerce revenues directly attributable to the Service will be split [***]% to OmniSky and [***]% to AOL.

        - CONTENT-BASED ADVERTISING. AOL will make commercially reasonable efforts to sell advertising on the Service.

-   MARKETING.  AOL will be responsible for marketing the Service.

- PACKAGING, PROVISIONING AND FULFILLMENT. AOL will reimburse OmniSky for all actual and reasonable incremental costs associated with packaging, provisioning and fulfillment.

- SERVICE OPERATIONS AND MAINTENANCE. OmniSky will incur all service operations and maintenance costs. OmniSky will also incur all content deployment and quality assurance costs.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

- NOTIFICATION. OmniSky will provide AOL with at least 30 days advance notice of any retail price changes for the OmniSky-branded modem or service. OmniSky may also approach AOL on less than 30 days notice and seek a mutually agreeable response to a competitors retail promotion. (e.g. temporary pricing action)

        K. CUSTOMER SUPPORT: At AOL's discretion, OmniSky will provide first-tier customer support with hot transfers to AOL in the event of any questions specific to the AOL content or services. The Parties will agree to a script for customer support in the event OmniSky provides customer support. The Parties will work to transition customer support to AOL as soon as reasonably practicable.

        L. BILLING: At AOL's discretion, OmniSky will bill the subscriber for the Service in AOL's name and will remit all payments from the end user to AOL. The Parties will work to transition billing for the Service to AOL as soon as reasonably practicable.

        M. REGISTRATION AND SIGN-ON: Subscribers will register (or create an account) for the Service using an AOL screen name and password within the AOL namespace. OmniSky acknowledges that AOL, in its discretion, may require that Service subscribers also be subscribers to another AOL service (e.g., the AOL Classic ISP Service). AOL Classic end-users will have the ability to sign on using all their AOL Classic screen names for use under this service.

        N. SOURCING: AOL and OmniSky will collaborate on modem procurement and airtime pricing.

        O. MARKETING COMMITMENTS

AOL will make commercially reasonable efforts to market the Service.

                                   [EXHIBIT G]



            AOL PROPERTIES SUBJECT TO OMNISKY'S MARKETING COMMITMENT



AOL.com
Netscape Netcenter
Netscape NetCenter
AOL.com Pictures and Albums
AOL.com Autos
AOL Computing
Netscape NetCenter Autos
Netscape NetCenter Computing and Internet
AOL.com Top Stories
AOL.com Stock Portfolio
AOL.com News
AOL.com Personal Finance
AOL.com Business and Careers
Digital City
AOL Local
CompuServe
AOL.com Travel

                                    EXHIBIT H

                           QUALITY ASSURANCE PROCEDURE

                          [TO BE AGREED BY THE PARTIES]

                                    EXHIBIT I

                    [THIS EXHIBIT INTENTIONALLY LEFT BLANK.]

                                    EXHIBIT J


                         CUSTOMIZED SERVICE SCREEN SHOT



                                     [LOGO]